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                                                                   EXHIBIT 10.11

                  CERTAIN INFORMATION HAS BEEN OMITTED UNDER A
            CONFIDENTIAL TREATMENT REQUEST MADE PURSUANT TO RULE 406
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                              SECOND AMENDMENT TO

                    GTIS MASTER OPTION AND LICENSE AGREEMENT


         This second amendment agreement (the "Second Amendment") is made and entered into the 27th day of March, 1996, by and among WMS INDUSTRIES INC. ("WMS"), WILLIAMS ELECTRONICS GAMES, INC. ("WEG"), MIDWAY MANUFACTURING
COMPANY ("Midway") and WILLIAMS ENTERTAINMENT INC. ("WEI"), each being Delaware corporations with offices at 3401 North California Avenue, Chicago, Illinois 60618, and GT INTERACTIVE SOFTWARE CORP. ("GTIS"), a Delaware corporation with offices at 16 East 40th Street, New York, New York 10016.

                             W I T N E S S E T H:

         WHEREAS, on December 28, 1994 WMS, WEG, Midway, WEI and GTIS entered into the GTIS Master Option and License Agreement (the "GTIS Master PC Agreement") pursuant to which the WMS Group granted to GTIS certain rights with respect to the manufacture, distribution and sale of versions of Games for use on Designated Multipurpose Computer Platforms; and

         WHEREAS, on March 31, 1995, WMS, WEG, Midway, WEI and GTIS entered into an Amendment to the GTIS Master PC Agreement (the "First Amendment");




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and

         WHEREAS, WMS, WEG, Midway, WEI and GTIS desire to further amend the GTIS Master PC Agreement as provided for in this Second Amendment.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

         1. Capitalized terms used, but not defined or revised herein, shall have the meaning ascribed to such terms in the GTIS Master PC Agreement or the form of Home Computer Software Distribution and License Agreement annexed to the GTIS Master PC Agreement as Exhibit A.

         2. This Second Amendment shall become effective on the date WII closes the acquisition of AGC pursuant to the Stock Purchase Agreement
(the "Effective Date"). WMS will give GTIS prompt written notice of such closing. If such acquisition does not close by June 30, 1996, this Second Amendment shall be null and void and of no force and effect. The capitalized terms used in this paragraph are defined in paragraph 3 of this Second Amendment. GTIS' rights, if any, under the GTIS Master PC Agreement and form of Home Computer Software Distribution and License Agreement with respect to any games acquired pursuant to the Stock Purchase Agreement, and any subsequent sequels, adaptations or other versions thereof, shall be subject to all third party rights pursuant to agreements made by the Atari Group existing at the Effective Date. All such rights, to the extent known by WMS, are set forth on a schedule to a letter dated the date hereof and signed by WMS and GTIS.





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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

         3. Section 1 of the GTIS Master PC Agreement shall be amended to add or replace definitions as follows:

                  1.1(a) "AGC" shall mean Atari Games Corporation, a California corporation, which is currently a wholly-owned subsidiary of Warner Communications Inc., and which is to be sold to WII pursuant to the Stock Purchase Agreement.

                  1.1(b) "Atari Advance" shall mean the aggregate * Dollars advance by GTIS to WMS pursuant to the Atari Agreements.

                  1.1(c) "Atari Agreements" shall mean the Master Option and License Agreement for Atari PC Games and the Master Option and License Agreement for Atari Home Video Games entered into by WMS and GTIS dated March 27, 1996."

                  1.1(d) "Atari Game" shall mean (i) any game developed or acquired by or on behalf of AGC or entities which were affiliates of AGC prior to AGC being acquired by WII pursuant to the Stock Purchase Agreement, including, without limitation, those games listed on
         Schedule 1 to this Second Amendment, and any adaptations





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         of such games for other platforms, and (ii) any game currently in development or developed subsequent to such acquisition by or on behalf of AGC or a member of the Atari Group, or developed, in whole or in substantial part, by any person or persons who were employees of AGC or a member of the Atari Group as of the closing date of such acquisition and who are employees of any member of the WMS Group at the time of such development, and any adaptations of such games for other platforms. For purposes of this Section, employees shall be deemed to include independent contractors who work a substantial portion of their time at the facilities of any member of the WMS Group.

                  1.1(e) "Atari Group" shall mean AGC, or any entity, a majority of whose capital stock is owned, directly or indirectly, by AGC or with respect to which during the term of this Agreement, AGC, directly or indirectly, has the legal power, without the consent of any third party, to direct the acquisition of rights to or exploitation of Games on Designated Multipurpose Computer Platforms.

                  1.1(f) "Business Day" shall mean any day other than a Saturday, Sunday or Federal holiday.





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                  1.2(a)  "Early Termination Event" shall mean AGC ceasing to be at least 50.1% owned by a member of the WMS Group, or the Atari Group transferring a majority of its intellectual property assets and licenses to a person or entity who is not a member of the WMS Group.

                  1.4 "Game" shall mean any coin-operated video game (including kits), any home video game and any on-line game, released or intended to be released, by any member of the WMS Group for sale in commercial quantities in the normal course of business; provided, however, that Game shall not include any Atari Game. Home video games shall include games designed for play on dedicated home systems, such as those marketed by Nintendo, Sega, Atari, Sony, etc. as well as on multipurpose home computers, such as those marketed by IBM and Apple.

                  1.7(a) "Milestones" shall mean the defined tasks in the process of the development of a Technically Acceptable Master Disk as are deemed sufficiently important such that the achievement of such tasks will entitle the developer to receive a payment, the amount of such payment, the standards for approval which will entitle that developer to




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         receive such payment and the circumstances under which the development arrangement may be terminated prior to completion.

                  1.9(a) "PC Option Expiration Date" shall have the meaning ascribed in Section 2.1 hereof.

                  1.9(b) "PC Extended Expiration Date" shall have the meaning ascribed in Section 2.1 hereof.

                  1.9(c) "Pirate" shall mean an individual or entity which counterfeits a game or sells counterfeit games.

                  1.10(a) "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated February 23, 1996, between Warner Communications Inc. and WII pursuant to which Warner Communications Inc. has agreed to sell and WII has agreed to purchase all of the outstanding stock of AGC.

                  1.11(a) "WII" shall mean Williams Interactive Inc., a wholly-owned subsidiary of WMS.

         4. The GTIS Master PC Agreement shall be amended to add at the end of Section 2.1 thereof, the following:

                  If the Atari Advance has not been fully recouped by the expiration date (determined after giving effect to all Extension Events) of GTIS' first option to acquire licenses





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         under this Section 2.1 (the "PC Option Expiration Date"), such expiration date shall be extended to a date which is the earlier to occur of (i) two years from the PC Option Expiration Date, or (ii) the date on which the Atari Advance is fully recouped. Such new expiration date is hereafter referred to as the "PC Extended Expiration Date." In determining whether the Atari Advance has been fully recouped for all purposes under this Agreement, amounts owed by GTIS but not yet reported, paid or credited to the Licensor shall be deemed recouped by GTIS. The expiration date may be further extended under the following circumstances. If (a) an Early Termination Event occurs more than one year prior to the PC Extended Expiration Date, and (b) GTIS shall not have fully recouped the Atari Advance by the PC Extended Expiration Date (as such date may be extended from time to time by future amendments or extensions of GTIS' first option other than by reason of this sentence), then the expiration date shall be further extended to a date which is the earlier to occur of (x) the date on which the Atari Advance is fully recouped or (y) the date, to the nearest calendar quarter end, determined by adding to the PC Option Expiration





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         Date the number of days between the date of the Early Termination
         Event and the PC Option Expiration Date.

         5. Section 2.7 of the GTIS Master PC Agreement shall be amended as follows:

                  5.1. Section 2.7.1 shall be amended by adding the following to the first sentence "; provided, that this Section 2.7.1 shall not apply to Accepted Games as to which GTIS has exercised its rights of review and approval under Section 2.11 hereof."

                  5.2. Section 2.7.2 shall be amended by adding the following to the first sentence "; provided that this Section 2.7.2 shall not apply to Accepted Games as to which GTIS has exercised its rights of review and approval under Section 2.11 hereof."

                  5.3. Former Section 2.7.3 shall be renumbered as "2.7.4" and any references within that Section and in the GTIS Master PC Agreement to
Section 2.7.3 shall be deemed as amended to read "Section 2.7.4." A new sentence shall be added after the first sentence of new Section 2.7.4 which shall read as follows: "If GTIS fails to respond in writing to WMS' notice within ten (10) Business Days after receipt thereof by GTIS, GTIS shall be deemed to have consented to WMS' election to terminate development."

                  5.4. A new Section 2.7.3 shall be added which shall read as follows:

                          "2.7.3.  Subject to the provisions of 2.11 hereof,
GTIS





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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

shall bear * of the actual costs of development of any Section 2.4 Game or
Section 2.5 Game as to which GTIS has exercised its rights of review and approval under Section 2.11."

         6.       The GTIS Master PC Agreement shall be amended to add a new
Section 2.11 which shall read as follows:

                  Anything in Sections 2.4 or 2.5 to the contrary notwithstanding, in the event that after March 31, 1996 the WMS Group desires to hire a third party developer to develop a Technically Acceptable Master Disk for an Accepted Game, GTIS shall have the right to review and approve (such approval not to be unreasonably withheld) the proposed Milestones prior to the WMS Group entering into a binding agreement with such developer (such right of review and approval shall not extend to any terms of the developer agreement other than the Milestones). The WMS Group shall notify GTIS in writing of its intention to hire such third party developer and GTIS shall notify WMS in writing within five (5) Business Days after receipt of the WMS Group notice that GTIS desires to exercise its right of review and approval of Milestones. GTIS' failure to timely notify WMS shall be deemed its election not to





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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

         exercise such right of review and approval. If GTIS shall exercise such right, GTIS and WMS shall negotiate in good faith to reach agreement with respect to the proposed Milestones as promptly as practicable. If such agreement is not reached within ten (10) Business Days after receipt by WMS of GTIS' aforesaid notice, then WMS may notify GTIS of Milestones which are acceptable to WMS and GTIS shall have three (3) Business Days after receipt of such notice to accept such Milestones. If GTIS does not accept such Milestones within such three (3) Business Day period, WMS may proceed to enter into an agreement with such developer as if GTIS had elected not to exercise its right of review and approval. If a developer agreement is signed following acceptance by GTIS of the Milestones as aforesaid, upon approval by GTIS and WMS of the material delivered or other requirements of each of such Milestones, GTIS shall pay to WMS * of the Milestone payment within five (5) Business Days after GTIS receives WMS' invoice therefor. Such payment shall be credited against the obligations of GTIS to pay WMS * of the actual costs of code development simultaneously with the receipt




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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

         of a Technically Acceptable Master Disk set forth in Sections 2.4 and
         2.5. With respect to any Technically Acceptable Master Disk for which GTIS is obligated to fund * of the Milestone payments, if WMS exercises its rights in Section 2.7.4 to terminate development, the following shall apply: (i) if GTIS consents to such termination, neither WMS nor GTIS shall be entitled to any reimbursement of the Milestone payments previously made by the other, or (ii) if GTIS withholds its consent to such termination, if permitted by the developer agreement, GTIS may take over the responsibility for development of a Technically Acceptable Master Disk with the developer and fund the balance of the development costs. Upon receipt by WMS of a notice from GTIS that GTIS has received a Technically Acceptable Master Disk with respect to the Game, WMS shall pay to GTIS, the amount, if any, by which * of the original development budget approved by WMS exceeds the Milestone payments previously made by WMS. If GTIS has fully funded its obligations to make Milestone payments theretofore due, GTIS may elect to terminate its obligations to make Milestone payments with





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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

         respect to future Milestones on which the developer has not yet commenced work; provided that GTIS may not so elect unless the agreement with the developer permits WMS to terminate its obligations to the developer by making payments only for Milestones previously achieved or in work or GTIS agrees to pay * of any actual costs of terminating the developer agreement. If GTIS properly elects to terminate its obligation to make Milestone payments, (i) if WMS agrees to such termination and also terminates the developer agreement, neither WMS nor GTIS shall be entitled to any reimbursement of the Milestone payments previously made by the other, or (ii) if WMS elects to continue development of the Technically Acceptable Master Disk, GTIS shall be entitled to reimbursement of the Milestone payments previously made by it upon completion by WMS of the Technically Acceptable Master Disk, but GTIS shall be deemed to have waived any future rights to distribute or license the version of the Game embodied in the Technically Acceptable Master Disk. GTIS shall hold WMS harmless for any claims by developers against the WMS Group by reason of





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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

         GTIS' failures to make timely Milestone payments as required under this Section. WMS shall use all reasonable efforts to cause agreements with developers entered into after March 31, 1996 which relate to Technically Acceptable Master Disks for which GTIS is making
         * of the Milestone payments to provide for GTIS to have the right to assume the rights and obligations under that agreement should WMS elect to terminate the agreement and GTIS elect to continue it. If both WMS and GTIS elect to terminate a developer agreement and any proceeds are subsequently generated from the abandoned project, the proceeds shall be shared by WMS and GTIS in proportion to their Milestone payments made with respect to such abandoned project. All ownership and rights in software, artwork, literary text, designs and other works, and all intellectual property relating thereto, which would have vested in a member of the WMS Group but for such termination shall vest in such member of the WMS Group, not GTIS, even if GTIS assumes the developer agreement, and the WMS Group shall remain entitled to all of the benefits of the representations and warranties,





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         indemnifications, confidentiality provisions, restrictions, covenants and other obligations of the developer which would survive termination of such agreement. The provisions of this Section 2.11 are in all cases subject to the provisions of Section 2.12. For developer agreements in respect of which GTIS has agreed to make Milestone payments, the WMS Group shall provide GTIS a copy of the final version of the developer agreement within ten (10) Business Days after the same is signed; provided, however, that the WMS Group shall have the right to redact any information in that agreement relating to third parties which does not affect GTIS' rights or obligations.

         7.       The GTIS Master PC Agreement shall be amended to add a new
Section 2.12 which shall read as follows:

                  2.12 If permitted under existing agreements with third parties, WMS agrees to submit its choice of third party developers to be selected under Sections 2.4 and 2.5 of this Agreement to GTIS for GTIS' approval, such approval not to be unreasonably withheld, and, GTIS shall notify WMS of its decision with respect to such developer within five (5) Business Days after receipt by GTIS of WMS' notice. If the Technically Acceptable Master Disk





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         being developed is based upon a coin-operated Game which has been released within the 24 month period preceding WMS' request for GTIS' approval of the developer, or is released after such request for approval but prior to the release of the home version of such Game, WMS shall have the final decision in selecting the developer if a representative of WMS' coin-operated game development group advises GTIS in writing that the selection of a particular developer is important to such group. In all other circumstances, if GTIS reasonably disapproves of the developer suggested by WMS, that developer shall not be used and a new developer shall be selected by WMS subject to GTIS' right of approval as provided above in this
         Section 2.12.

         8.       The GTIS Master PC Agreement shall be amended to add a new
Section 2.13 which shall read as follows:

                  Royalties payable to WMS pursuant to Schedule B of the Home Computer Software Distribution and License Agreement are measured by the wholesale prices of Licensed Product. Accordingly, reasonably in advance of WMS' decision to enter into a developer contract and reasonably in advance of GTIS' initial release of the





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         Licensed Product, GTIS shall advise WMS, at WMS' request, of GTIS'
         expected pricing strategy and the reasons therefor. Nothing herein shall be deemed to restrict GTIS' freedom in selecting wholesale sales prices it considers appropriate, which shall be in GTIS' sole discretion.

         9.       The GTIS Master PC Agreement shall be amended to add a new
Section 2.14 which shall read as follows:

                  If, under Section 2.1 of any Home Computer Software Distribution and License Agreement entered into under this Agreement, Licensor has granted written approval (which shall not be unreasonably withheld) to Licensee of a specific sublicensee for the Licensed Property, such approval shall apply to the sublicensing by that sublicensee of all Licensed Properties licensed to Licensee under Home Computer Software Distribution and License Agreements entered into under this Agreement, subject to the following: (i) the sublicense agreements shall contain provisions with respect to quality of Licensed Product, trademarks, copyrights, materials, other intellectual property rights, rights of additional sublicensing or assignment, termination rights, confidentiality, accounting, auditing, reporting and payment procedures in





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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

         form agreed to by GTIS and WMS, and the form as so agreed to may be used by all approved sublicensees described in clause (iii) below; provided that if such form is not so used, any other form to be used shall be subject to prior approval as provided in this subsection (i);
         (ii) no such blanket approval shall be deemed given with respect to Licensed Properties as to which approval requirements imposed by third parties, such as the NFL and NBA, apply, (iii) if the sublicense is for a Marketing Area other than those designated as Key Marketing Areas in such Home Computer Software Distribution and License Agreement and if the expected sales volume in such Marketing Area, in GTIS' good faith judgment, is an average of * units or less per SKU per year, Licensee will not be required to obtain Licensor's prior written approval of the terms of such license but Licensee will be required to provide a copy of each sublicense to Licensor within ten
         (10) Business Days after GTIS enters into such sublicense; and (iv) if the Marketing Area is designated as a Key Marketing Area or if, in GTIS' good faith judgment, the expected sales volume for such Marketing Area is more




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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

         than an average of * units per SKU per year, Licensee will be required to obtain Licensor's prior written approval, which Licensor will not unreasonably withhold, of the terms of a sublicense for such Marketing Area even if the identity of the sublicensee has been previously approved; provided, however, if a sublicense is for multiple platforms and multiple games, the approval of the sublicense will be deemed to be approval for all Games distributed under that sublicense (subject to clause (ii)). Anything to the contrary notwithstanding, (x) if a previously approved sublicensee becomes an Exporter (as such term is defined in Exhibit A to the GTIS Master Option and License Agreement (Home Video) dated March 31, 1995) or a Pirate, Licensee will immediately upon becoming aware thereof notify Licensor of the identity of such Exporter or Pirate and as soon as practicable terminate the sublicense upon request by Licensor, and (y) Licensor and Licensee will review every two years the identity of sublicensees, and those sublicensees who previously received blanket approval as provided in the first sentence of this Section and who are no longer considered acceptable by Licensor, in the





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         exercise of Licensor's reasonable judgment, will no longer have such blanket approval and will be subject to Licensor's prior approval with respect to all future sublicenses in accordance with the approval procedures set forth above. Licensee shall use all reasonable efforts to cause each agreement with its sublicensees to permit Licensee to terminate such agreement immediately if such sublicensee shall be or become an Exporter or a Pirate.

         10. Section 7 of the GTIS Master PC Agreement shall be amended to add at the end thereof, the following:

                  With respect to this Agreement and all Home Computer Software Distribution and License Agreements entered into in connection herewith, each of WMS Group and GTIS agree to use reasonable efforts to ensure that either of them may disclose the proprietary information of the other (including, without limitation, the software source code and tools relating to any Game), only to those persons within their organizations who have a need to know such information in order to perform its obligations under this Agreement and the Home Computer Software Distribution and License Agreements and any such disclosure shall be limited to the information which needs to be known.





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         Further, neither the WMS Group nor GTIS shall use any such proprietary information for purposes other than the performance of its obligations under this Agreement and the Home Computer Software Distribution and License Agreements.

         11. Paragraph 5 of the First Amendment shall be amended to provide that Section 10.1 of the GTIS Master PC Agreement shall be amended to delete the parenthetical language "(including its sublicenses and affiliates as one party)" in the last sentence of such Section and by replacing the words "as long as that party remains fully liable for its obligations hereunder" at the end of the second sentence of such Section 10.1 with the words "as long as both the assignee and the assignor remain fully liable for assignor's obligations hereunder."

         12. For purposes of the last paragraph of Paragraph 13 of the First Amendment (i) distribution of a coin-operated video or pinball game by any member of the Atari Group or a former affiliate of any member of the Atari Group shall be deemed distribution by Licensor or its affiliates; and
(ii) all references to "Licensor or any of its affiliates" shall be amended to read, "Licensor or any entity which at any time was or is an affiliate of any member of the WMS Group or the Atari Group." The following shall be added immediately preceding such last paragraph:

                  Anything in the foregoing paragraphs to the contrary notwithstanding, where the Licensed Property has not been embodied in a coin-operated video or pinball





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THIS INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIENTIAL TREATMENT.

         game, whether distributed by Licensor or any entity which at any time was an affiliate of any member of the WMS Group or the Atari Group, Licensee may elect to pay an alternative royalty therefor. The alternative royalty shall equal the sum of the royalty percentage payable in accordance with the table set forth in Schedule B plus the Licensee's share of Third Party Fees and Royalties, but in no event shall the alternative royalty exceed * of the actual Net Wholesale Sales Price of the Licensed Product; provided, however, that anything in the foregoing paragraphs or this paragraph to the contrary notwithstanding, under no circumstances shall royalties, whether regular royalties, Substitute Royalties or alternative royalties, be less than * of the Third Party Fees and Royalties payable with respect to the sale of Licensed Products.

                 12.1. Section 1 of the Home Computer Software Distribution and License Agreement shall be amended by adding at the end thereof, the following:

                 Capitalized terms used, but not defined herein, shall have the meaning ascribed to such terms in the GTIS Master Agreement.





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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

                  12.2. Section 3.2 of the Home Computer Software Distribution and License Agreement shall be amended to add as the first clause thereof, the following:

                  After the end of the Japan Territory Period, as defined in the letter between WMS and GTIS dated March 27, 1996, captioned "Japan Territory,"

         13. Schedule B to the Home Computer Software Distribution and License Agreement shall be amended as follows:

                  13.1. Paragraph 2 under the heading "Adjustment to Royalties" shall be amended by adding at the end thereof, the following which shall be deemed a clarification of the practice currently being followed by Licensee and Licensor:

                  In cases where Licensed Products are bundled, net proceeds from bundling shall be treated in the same manner as net proceeds from sublicensees; provided, however, that if Licensee is also the manufacturer of products for bundling, the fee to Licensee shall equal
         * rather than * of net proceeds.

                  13.2. A new Paragraph 4 shall be added after paragraph 3 under the heading "Adjustment to Royalties" which shall read as follows:

                  4. For purposes of Paragraphs 1 and 2 above, the fees, royalties or other participations referred to in clause 3 of Section
         1.9 shall not be excluded in determining





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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

         "Third Parties Fees and Royalties." For avoidance of doubt, advances payable to developers shall continue to be excluded.

                  13.3. The paragraph under the heading "Recoupment" shall be amended to replace the word "paid" on the first line of such paragraph by the words "applied or accrued" and to insert the words "applied or accrued by Licensee" between the words "Recoupable Amounts" and "under" on line 6 of such paragraph.

                  13.4. A new paragraph shall be added at the end of the paragraph under the heading "Recoupment" which shall read as follows:

                  "If the Atari Advance has not been fully recouped by GTIS on the date on which the total of recoupable amounts under this Agreement and other Home Computer Software Distribution and License Agreements entered into pursuant to the GTIS Master Agreement equals the * Dollars Option and Advance Fee and Guaranty paid by the Licensee under the GTIS Master Agreement, then royalties otherwise payable under this Agreement shall be recoupable against the Atari Advance in the manner set forth in this Schedule B until the Atari Advance shall be fully recouped. In determining whether the Atari Advance has been fully recouped, amounts owed by GTIS but not yet reported,





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         paid or credited to the Licensor shall be deemed recouped by GTIS.  If in respect of any royalty payment period royalties are available for recoupment of the Atari Advance under any one or more of the distribution and license agreements entered into under the Atari Agreements, the GTIS Master Agreement and the GTIS Master Option and License Agreement (Home Video Games) dated March 31, 1995, (the "GTIS Master Home Video Agreement"), the Atari Advance shall be recouped from royalties in the following order: (i) royalties payable under distribution and license agreements entered into under the Atari Agreements; (ii) royalties payable under distribution and license agreements entered into under the GTIS Master Agreement; and (iii) royalties payable under distribution and license agreements entered into under the GTIS Master Home Video Agreement.

         14. WMS hereby confirms to GTIS that it is WMS' present intention that it will maintain a separate Atari Group games design organization and that any member of the design teams working for that organization will work solely on the creation of Atari Games. WMS further confirms that it will use all reasonable effort to maintain such separate organization.

         15.      In the event of conflicts between the provisions of the GTIS
Master




                                      24
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Agreement and the Home Computer Software Distribution and License Agreement,
the provisions of the GTIS Master Agreement shall prevail.

                 IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first above written.


                                       WMS INDUSTRIES INC


                                       By:     /s/ Neil D. Nicastro
                                          --------------------------------------

                                       WILLIAMS ELECTRONICS GAMES, INC.


                                       By:     /s/ Neil D. Nicastro
                                          --------------------------------------


                                       MIDWAY MANUFACTURING COMPANY


                                       By:     /s/ Neil D. Nicastro
                                          --------------------------------------


                                       WILLIAMS ENTERTAINMENT INC.


                                       By:     /s/ Byron Cook
                                          --------------------------------------


                                       GT INTERACTIVE SOFTWARE CORP.


                                       By:     /s/ Ronald Chaimowitz
                                          --------------------------------------




                                       26